Exhibit (d)(23)

AMENDMENT AGREEMENT NO. 4

This AMENDMENT AGREEMENT NO. 4 (this "Amendment") is made as of December 6, 2018, by and among INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND, a Delaware statutory trust and a closed-end management investment company (the "Borrower"), the lending institutions listed on the signature pages hereof and referred to as "Banks" in the Credit Agreement (as hereinafter defined) and STATE STREET BANK AND TRUST COMPANY, as agent for itself and the Banks (in such capacity, the "Agent").

WHEREAS, the Borrower, the Banks and the Agent are parties to that certain Credit Agreement, dated as of December 10, 2015 (as amended and in effect from time to time, the "Credit Agreement"); and

WHEREAS, the parties hereto wish to amend the Credit Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1. Definitions.  Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

§2. Amendment to Section 1.01 of the Credit Agreement.  The definition of "Termination Date" contained in Section 1.01 of the Credit Agreement is hereby amended by deleting such definition in its entirety and restating such definition as follows:

"Termination Date" means December 5, 2019, or such earlier date on which the Commitments terminate or are terminated pursuant to the terms hereof, provided that the Termination Date (and some or all of the Banks' Commitments to make Loans to the Borrower hereunder) may be extended in accordance with Section 2.09.

§3. Amendment to Schedule 1.  The address for notices for the Agent and State Street Bank and Trust Company contained in Schedule 1 to the Credit Agreement is hereby amended by deleting the address set forth therein and restating it as follows:
.
Domestic Lending Office and LIBOR Lending Office:
State Street Financial Center
Fund Finance – SFC0310
One Lincoln Street
Boston, MA  02111
Attn.  Robyn A. Shepard, Assistant Vice President - CSU Manager
Tel:  (617) 662-8575
Fax: (617) 988-6677
Email:  rashepard@statestreet.com

Copies of all notices:

State Street Financial Center
Fund Finance – SFC0310
One Lincoln Street
Boston, MA  02111
Attn.  Janet B. Nolin, Vice President
Tel:  (617) 662-8629
Email:  JBNolin@statestreet.com

email ais-loanops-csu@statestreet.com

§4. Representations and Warranties.  The Borrower hereby represents and warrants as follows:

(a) Representations and Warranties in Credit Agreement.  The representations and warranties of the Borrower contained in the Credit Agreement were true and correct as of the date made and are also true on and as of the date hereof and with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) No Default.  No Default or Event of Default has occurred and is continuing.

(c) Authority, Etc.  The execution and delivery by the Borrower of this Amendment and the Borrower's performance of this Amendment and the Credit Agreement as amended hereby (as so amended, the "Amended Agreement") (i) are within the Borrower's statutory trust powers, (ii) have been duly authorized by all necessary action on the part of the Borrower, (iii) do not require the Borrower to obtain any Governmental Authorization, Private Authorization or make any Governmental Filing (other than any Governmental Authorization, Private Authorization or Governmental Filing that has already been obtained or made, as applicable), (iv) do not contravene the terms of the Charter Documents; (v) do not conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (1) any provision of any security issued by the Borrower or of any agreement, instrument or other undertaking to which the Borrower is a party or by which it or any of its property is bound (other than pursuant to the terms of the Loan Documents) or (2) any order, injunction, writ or decree of any Authority or any arbitral award to which the Borrower or its property is subject, unless such conflict, breach or contravention could not reasonably be expected to have a Material Adverse Effect; (v) violate any Law except where such violation could not reasonably be expected to have a Material Adverse Effect; or (vi) result in any Adverse Claim upon any asset of the Borrower other than Liens permitted under Section 5.08(a) of the Agreement.

(d) Enforceability of Obligations.  This Amendment has been duly executed and delivered by the Borrower.  Each of this Amendment and the Amended Agreement constitutes the valid and legally binding agreement of the Borrower, in each case enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought by proceedings in equity or at law).

§5. Effectiveness.  This Amendment shall become effective on the date that each of the following conditions shall have been satisfied (the "Effective Date"):

(a) receipt by the Agent of this Amendment, duly executed and delivered by the Borrower, the Agent and each Bank;

(b) receipt by the Agent of a manually signed certificate from the Secretary or Assistant Secretary of the Borrower in form and substance reasonably satisfactory to the Agent and dated as of the date hereof as to the incumbency of, and bearing manual specimen signatures of, the Authorized Signatories who are authorized to execute and take actions under this Amendment, the Agreement and the other Loan Documents for and on behalf of the Borrower (or a certification that no changes have been made to the certification regarding incumbency made in the Assistant Secretary's Certificate dated as of the Effective Date and delivered pursuant to Section 3.01(f) of the Credit Agreement (the "Closing Date Certificate") other than as modified by Schedule I to the Assistant Secretary's Certificate dated December 8, 2016 and delivered to the Agent on December 8, 2016 in connection with the Amendment No. 1 Agreement dated as of December 8, 2016 by and among the Borrower, the Banks and the Agent, and certifying and attaching copies of (i) Charter Documents, with all amendments thereto (or a certification that no changes have been made to the Charter Documents delivered to the Agent and attached as Exhibits A and B to that certain Assistant Secretary's Certificate dated December 7, 2017 and delivered to the Agent on December 7, 2017 in connection with the Amendment No. 2 Agreement dated as of December 7, 2017 by and among the Borrower, the Banks and the Agent), (ii) the resolutions of the Borrower's Board of Trustees authorizing the transactions contemplated hereby, (iii) the investment advisory agreement between the Borrower and the Investment Manager as then in effect (or a certification that no changes have been made to the investment advisory agreement delivered to the Agent pursuant to the Closing Date Certificate), (iv) the Custody Agreement then in effect (or a certification that no changes have been made to the Custody Agreement delivered to the Agent pursuant to the Closing Date Certificate) and (v) the Prospectus of the Borrower then in effect (or a certification that no changes have been made to the Prospectus dated June 26, 2007 and delivered to the Agent pursuant to the Closing Date Certificate);

(c) receipt by the Agent of a legal existence and good standing certificate for the Borrower from the Secretary of State of the State of Delaware, dated as of a recent date;

(d) receipt by the Agent of a certificate of trust of the Borrower, with all amendments, certified as of a recent date by the Secretary of State of the State of Delaware;

(e) receipt by the Agent of the legal opinion of Stradley Ronon Stevens & Young, LLP, counsel for the Borrower, covering such matters relating to the transactions contemplated hereby as the Agent and the Banks may reasonably request; and

(f) receipt by the Agent of a fee letter dated as of the date hereof between the Borrower and the Agent (the "Fee Letter") and payment by the Borrower to the Agent, in cash, (i) for the pro rata accounts of the Banks, of a non-refundable upfront fee equal to ten (10) basis points on the Aggregate Commitment Amount and (ii) such other fees as are contemplated by such Fee Letter.

§6. Ratification of the Borrower.  The Borrower ratifies and confirms in all respects all of its obligations to the Agent and the Banks under the Amended Agreement and the other Loan Documents.  The Credit Agreement and this Amendment shall be read and construed as a single agreement.  All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Amended Agreement.

§7. Miscellaneous.  This Amendment shall be a Loan Document for all purposes under the Credit Agreement.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York.  Except as specifically amended by this Amendment, the Credit Agreement and all other agreements and instruments executed and delivered in connection with the Credit Agreement shall remain in full force and effect.  This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Credit Agreement or any of the other Loan Documents.  Except as expressly set forth in this Amendment, nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Agents and the Banks consequent thereon.  This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Amendment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND

By:	/s/ Elizabeth Nelson
Name:	Elizabeth Nelson
Title:	Assistant Secretary

STATE STREET BANK AND TRUST COMPANY, as a Bank and as the Agent

By:	/s/ Janet B. Nolin
Title:	Vice President

THE BANK OF NOVA SCOTIA, as a Bank

By:	/s/ Aron Lau
Title:	Director

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Bank

By:	/s/ illegible
Title:	Authorized Signatory